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Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Kelli Powers (314-694-4003)

MONSANTO INCREASES FIRST-QUARTER EARNINGS PER SHARE GUIDANCE AND REAFFIRMS FULL-YEAR MID-TEENS EARNINGS GROWTH GUIDANCE

ST. LOUIS (Dec. 7, 2011) - Monsanto Company (NYSE: MON) today increased its expected earnings per share guidance for the first quarter of fiscal year 2012 and reaffirmed its full-year guidance, confirming its mid-teens earnings growth outlook for the year.  The company now expects first-quarter ongoing and as-reported earnings per share in the range of $0.15 to $0.20, an increase from the previous guidance of the high end of the $0.10 to $0.15 range. (For a reconciliation of EPS guidance, see note 1.)
Reflecting the company’s strategic growth plan, the first quarter is driven primarily by the strength of the business in Brazil and Argentina, with some contribution from timing benefits in the U.S. and Australia.
Full year earnings per share and cash flow guidance are unchanged.  Earnings per share for the full fiscal year are expected in the range of $3.34 to $3.44 on an ongoing and as-reported basis. The company projects free cash flow in the range of $1.3 billion to $1.5 billion for fiscal year 2012, with net cash provided by operating activities to be $2.2 billion to $2.5 billion, and net cash required by investing activities to be approximately $900 million to $1 billion. (For reconciliations of EPS and of free cash flow guidance, see note 1.)
Pierre Courduroux, senior vice president and chief financial officer, will discuss the updated guidance when addressing investors today at the Bank of America Merrill Lynch 2011 Industrials Conference.   Courduroux will speak at 10:45 a.m. central time and slides and a simultaneous audio webcast will be available for the presentation by visiting the investor section of Monsanto’s web site at www.monsanto.com/investors.  Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.
Monsanto will announce its first quarter earnings on Thursday, Jan. 5, 2012.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at www.monsantoblog.com, or subscribe to our News Release RSS Feed.
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Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; the previously reported material weakness in our internal controls over financial reporting; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
Ongoing EPS and Free Cash Flow:  The presentations of ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year	Fiscal Year
	2012	First Quarter
	Guidance	Guidance
Diluted Earnings (Loss) per Share	$3.34-$3.44	$0.15-$0.20
Restructuring Charges, Net	—	—
Income on Discontinued Operations	—	—
Diluted Earnings (Loss) per Share from Ongoing Business	$3.34-$3.44	$0.15-$0.20

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities. With respect to the fiscal year 2012 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

Fiscal Year
2012
Net Cash Provided by Operating Activities	$2,200-2,500
Net Cash Required by Investing Activities	(900)-(1,000)
Free Cash Flow	$1,300-1,500
Net Cash Required by Financing Activities	N/A
Cash Assumed from Initial Consolidations of Variable Interest Entities	N/A
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A
Net Increase in Cash and Cash Equivalents	N/A
Cash and Cash Equivalents at Beginning of Period	N/A
Cash and Cash Equivalents at End of Period	N/A